EXHIBIT 2.1

ASSET PURCHASE AGREEMENT

This Agreement is made and entered into as of the 14th day of February, 2011, by and among Hocks Pharmacy, Inc., an Ohio corporation (“Seller"), Dominic Bartone, Deborah Bartone and Michael Nardini (“Owners”, or individually an “Owner”), being all of the shareholders of Seller, and Hocks Acquisition Corporation (“Purchaser”), an Ohio corporation which is a wholly-owned subsidiary of HealthWarehouse.com, Inc., a Delaware corporation (“Parent”).

BACKGROUND:

A.           Seller is engaged, among other things, in conducting the “Business” (as hereafter defined); and

B.           Purchaser desires to purchase, Seller desires to sell, and the Owners desire to have Seller sell, certain assets owned by Seller and used in the conduct of the Business, all upon the terms and conditions hereafter set forth.

AGREEMENT:

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

Section 1.  Certain Definitions.

In addition to certain terms defined elsewhere in this Agreement, the following terms shall have the following respective meanings:

1.1           “Acquisition” shall mean the purchase by Purchaser of the Assets and the consummation of the transactions contemplated by this Agreement.

1.2           “Agreement” shall mean this Asset Purchase Agreement and all Schedules and Exhibits hereto and amendments hereof.

1.3           “Assets” shall have the meaning set forth in Section 2.1 hereof.

1.4           “Books and Records” shall mean all data, books, records, files, papers, sales and advertising materials, and related materials used or held for use solely in connection with the Assets.

1.5           “Business” shall mean Seller’s and its affiliates’ virtual internet pharmacy business (including the sale of over-the-counter medicines and medical supplies).

1.6           “Closing” and “Closing Date” shall have the respective meanings set forth in Section 3.1 hereof.

1.7           “Core Representations” shall mean the representations made in the following Sections of this Agreement: 4.1 (Organizational Information and Standing), 4.2 (Authority and Capacity), 4.5.1 (Assets - title), 4.6 (Tax Matters), 4.9 (Brokerage Fees), 5.1 (Organization and Standing), 5.2 (Authority and Capacity), and 5.5 (Brokerage Fees).

1.8           "Governmental Authority" shall mean any federal, state, regional, county, or local person or body having governmental or quasi-governmental authority or a sub-division thereof.

1.9           “Intangible Property Transaction” shall mean, the reverse merger of Purchaser into Seller’s affiliate, Hocks.com, Inc., an Ohio corporation (“Hocks.com”) , as a result of which Parent will become the indirect owner of all of the tangible and intangible property used in conducting the Business.

1.10         “Knowledge,” “best of knowledge,” “aware” and similar expressions of cognition shall mean the knowledge of the person in question after reasonable inquiry.

1.11         “Losses” shall mean all costs, demands, losses, claims, liabilities, fines, penalties, assessments, damages (whether or not “punitive” in nature), expenses, amounts paid in settlement, court costs (including court-awarded interest), and reasonable attorneys’ fees and disbursements of counsel.

1.12         “Material Adverse Effect” shall mean (a) with respect to any event, matter, condition, or circumstance that has occurred, an effect that is, or (b) with respect to any event, matter, condition, or circumstance that may reasonably be expected to occur, an effect that, if it did occur would be, materially adverse to the condition (financial or otherwise) of the Business or the Assets.

1.13         “Purchased Inventory” shall mean all inventory, prescription and over-the-counter drugs and supplies, work-in-process, parts, materials and samples, owned by Seller as of the Closing Date and to be sold or used by Seller in the conduct of the Business, wherever located, including, without limitation, the inventory listed in Schedule 1.13 hereto, together with all rights of Seller against suppliers of such inventory.

1.14         “Security Interest” shall mean any mortgage, pledge, security interest, encumbrance, charge, lien or adverse claim.

1.15         "Tangible Personal Property" shall mean all machinery, fixtures, tools, furniture, office equipment, computer equipment and other items of tangible personal property (other than Purchased Inventory) of every kind owned or used by Seller as of the Closing Date in the conduct and operation of the Business (wherever located and whether or not carried on Seller's books), including, without limitation, the tangible personal property listed in Schedule 1.15 hereto, together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto.

Section 2.  Purchase and Sale.

2.1           Assets Purchased From Seller.  Subject to the terms and conditions of this Agreement, Seller does hereby grant, bargain, sell, convey, assign, transfer and deliver unto Purchaser, its successors and assigns forever, all of Seller’s right, title and interest in, to and under the following assets relating to the Business (collectively, the “Assets”), to have and to hold the same, unto Purchaser, its successors and assigns forever:

2.1.1       The Purchased Inventory;

2.1.2       The Books and Records; and

2.1.3       The Tangible Personal Property.

2.2           Excluded Assets.  The parties acknowledge and agree that except for the Assets specified in Section 2.1 hereof, all other assets and properties of Seller (the “Excluded Assets”) shall remain the property of Seller. The Excluded Assets shall include, without limitation, the intangible property owned or used in the conduct of the Business which is part of the Intangible Property Transaction.

2.3           Assumed Liabilities.  Subject to the terms and conditions of this Agreement, Purchaser hereby assumes on the Closing Date, and agrees to thereafter perform, only the following obligations of Seller: any liability or obligation relating to the ownership or use of the Assets on and after the Effective Date as defined in Section 3.1 hereof  (the “Assumed Liabilities”).

2.4           Excluded Liabilities.  The parties acknowledge and agree that except for the Assumed Liabilities specified in Section 2.3 hereof, Purchaser shall not assume or be responsible for any obligations or liabilities of Seller of any kind or character, whether known or unknown, fixed or contingent, absolute, matured or unmatured (the “Excluded Liabilities”).  The Excluded Liabilities shall include, without limitation:

2.4.1       any tax obligations of Seller whatsoever, whether by reason or operation of the Business, consummation of the Acquisition, or otherwise;

2.4.2       any liability or claim relating to the operation of the Business or the ownership or use of the Assets prior to the Closing, including, without limitation, any liability or claim relating to breach of warranty, negligence, or breach of contract by Seller; and

2.4.3       any indebtedness for borrowed money, trade account payable, or other accrued liability of Seller, including without limitation any indebtedness or other amount owed by Seller to an Owner or any affiliate of an Owner.

2.5           Purchase Price.

2.5.1        Subject to the terms of this Agreement, Purchaser agrees to pay to Seller as the purchase price of the Assets (the “Purchase Price”) $200,000.00.

2.5.2       The parties agree that the Purchase Price shall be allocated among the Assets as set forth in a Schedule 2.5.2 hereto.  The parties agree that all tax and informational returns relating to the Acquisition shall be completed and filed on the basis of the foregoing allocations.

2.5.3        Subject to the provisions of this Agreement, Purchaser shall pay the Purchase Price to Seller in immediately available funds at the Closing, and Seller hereby acknowledges the receipt of such amount.

Section 3.  Closing.

3.1           Closing and Closing Date.  The closing for the Acquisition (the “Closing”) has taken place simultaneous with the execution and delivery of this Agreement. The date of such Closing is sometimes referred to in this Agreement as the “Closing Date.” Notwithstanding the foregoing, the parties agree that to the extent possible (i) the Acquisition shall be treated for all purposes as if it had been consummated on February 1, 2011 (the “Effective Date”), (ii) Purchaser shall be treated as the owner of the Assets and the Business as of the Effective Date, and (iii) the results of the operations of the Business on and after the Effective Date shall be attributed to Purchaser.

3.2           Deliveries by Seller and Owners.  At the Closing, Seller has (i) executed and delivered this Agreement, including all Schedules hereto, (ii) delivered the Books and Records to Purchaser, (iii) executed and delivered such  other good and sufficient instruments of conveyance and transfer, in form and substance reasonably satisfactory to Purchaser and Purchaser’s counsel, as shall be necessary to vest in Purchaser Seller’s title and rights with respect to the Assets, and (iv) except to the extent waived by Purchaser, delivered such consents as may be indicated in Schedule 4.10 hereto, in form and substance satisfactory to Purchaser. At the Closing, each Owner has executed and delivered this Agreement.

3.3           Deliveries by Purchaser.  At the Closing, Purchaser has executed and delivered this Agreement, including all Schedules hereto, and delivered the Purchase Price Payment.

3.4           [RESERVED]

Section 4.  Representations and Warranties of Seller and Owners.

Seller and the Owners hereby jointly and severally represent and warrant to Purchaser as of the Closing Date as follows:

4.1           Organizational Information and Standing.

4.1.1       Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio. Schedule 4.1.1 (i) includes a correct and complete list of the address of Seller’s chief executive office, the location of its books and records, the locations of the Assets, and the locations of all of its other places of business, and (ii) identifies Seller’s charter or organizational number assigned by its jurisdiction of organization. The exact name of Seller contained in its organizational documents filed with its jurisdiction of organization is Hocks Pharmacy, Inc.

4.1.2       Schedule 4.1.2 hereto lists all of the issued and outstanding stock of Seller (“Seller Stock”) and the owners thereof. All Seller Stock been duly authorized and validly issued and is fully paid and nonassessable, and none of the Seller Stock has been issued in violation of any law, regulation or policy of any Governmental Authority, Seller’s organizational documents, the terms of any agreement to which Seller or Owners are a party or are bound or the preemptive rights of any individual, partnership, proprietorship, corporation, limited liability company, joint venture, trust or other similar entity or Governmental Authority or court.  There are no warrants, options, rights, convertible or exchangeable securities and other arrangements or commitments authorized, issued or outstanding with respect to ownership interests in Seller.

4.2           Authority and Capacity.  Each of Seller and the Owners has full legal right, power, authority and capacity to enter into, execute and deliver this Agreement and each of the other documents to be executed and delivered by Seller or the Owners in connection with the transactions contemplated by this Agreement, and to perform its or his obligations hereunder and thereunder and to consummate the transactions contemplated to be consummated hereby and thereby. This Agreement, and the consummation of the transactions contemplated hereby, has been duly authorized by all requisite corporate action on the part of Seller, and no other proceedings on the part of Seller are necessary to authorize this Agreement and the transactions contemplated hereby.

4.3           Valid and Binding Obligation.  Each of this Agreement and the other agreements and documents executed and delivered by Seller and the Owners in connection with the transactions contemplated by this Agreement constitutes the valid and binding obligation of Seller and the Owners, enforceable against Seller and the Owners in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization and other similar laws affecting the rights of creditors generally.

4.4           Execution, Delivery and Performance.  Neither the execution and delivery of this Agreement, and the other documents, instruments and agreements contemplated hereby, nor the consummation of the transactions contemplated hereby and thereby, compliance by Seller and the Owners with any of the provisions hereof and thereof, nor the performance by Seller and the Owners of any acts contemplated hereby, will:

4.4.1       conflict with or result in a breach of any of the provisions of the organizational documents of Seller;

4.4.2       violate any order, writ, injunction, or decree applicable to Seller, the Owners, the Business or the Assets; or

4.4.3       provided that the consents specified in Schedule 4.10 hereto have been obtained (i) violate or conflict with, or result in a breach of any provision of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination of, (iv) accelerate the performance required by, or (v) result in the creation of any Security Interest upon any of the Assets under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, agreement, lease or other instrument or obligation to which Seller or Owners is a party, or by which the Business or the Assets may be bound or affected.

4.5           Assets.

4.5.1       Seller has good title to all of the Assets free and clear of all Security Interests, except for liens for current taxes not yet due and payable.

4.5.2       The Tangible Personal Property constitutes all of the fixed assets, equipment and supplies necessary to operate the Business as it is currently being conducted. All items of Tangible Personal Property currently being used to operate the Business are in good condition and serviceable for the purpose for which they are being used.

4.5.3       All of the Purchased Inventory is of a quality and quantity useable and saleable in the ordinary course of business, and the quantity of each item of Purchased Inventory is reasonable in light of the circumstances of the Business.

4.6           Tax Matters.  Seller has duly and timely filed all federal, state, local and other tax returns, estimates and reports required to be filed by it and all such returns are, or will be when filed, true, complete and correct in all material respects and Seller has paid or will pay all federal, state and local income, profits, franchise, sales, use, occupation, property, excise and other taxes, assessments and fees imposed upon Seller which are due and payable on or prior to the Closing Date. Seller and the Owners jointly and severally guarantee timely payment of all taxes and withholdings that should have been paid as a result of Seller’s operations through Closing.

4.7           Litigation.  There are no actions, suits, investigations or proceedings concluded or pending in any court or by or before any governmental agency to which Seller or any Owner is a party, or, to the best of Seller’s and the Owners’ knowledge, otherwise affecting the Assets or Business or the ability of Seller to perform its obligations under this Agreement, and, to the best of Seller’s and the Owners’ knowledge, there is no litigation, proceeding, claim, grievance or controversy threatened against Seller or any Owner with regard to or affecting the Assets or Business.

4.8           Compliance With Laws.  Seller has complied with all laws and regulations with which it is or was required to comply in connection with its ownership of the Assets and operation of the Business, the enforcement for lack of compliance which would not have a Material Adverse Effect on the ownership of the Assets or the conduct of the Business.

4.9          Brokerage Fees.  No person or entity is entitled to any brokerage or finder’s fee or other commission from Seller or any Owner with respect to this Agreement or the transactions contemplated hereby on account of any agreement or commitment made by Seller or any Owner.

4.10        Approvals.  Schedule 4.10 hereto sets forth a complete list of the consents and approvals of third parties required to be obtained by Seller and/or Owners in order to consummate the Acquisition.

4.11        Full Disclosure.  No representation or warranty made by Seller or Owners contained in this Agreement or any certificate, document or other instrument furnished or to be furnished by Seller or Owners pursuant hereto contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make any statement contained herein or therein not misleading. Neither Seller nor Owners are aware of any impending or contemplated event or occurrence that would cause any of the foregoing representations not to be true and complete on the date of such event or occurrence as if made on that date.

Section 5.  Representations and Warranties of Purchaser.

Purchaser hereby represents and warrants to Seller and Owners as of the Closing Date as follows:

5.1          Organization and Standing.  Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio.

5.2          Authority and Capacity.   Purchaser has full legal right, power and authority to enter into, execute and deliver this Agreement and each of the other agreements and documents to be executed and delivered by Purchaser in connection with the transactions contemplated by this Agreement, and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all requisite corporate action on the part of Purchaser, and no other proceedings on the part of Purchaser are necessary to authorize this Agreement and the transactions contemplated hereby.

5.3          Valid and Binding Obligation.  Each of this Agreement and the other agreements and documents executed and delivered by Purchaser in connection with the transactions contemplated by this Agreement constitutes the valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization and other similar laws affecting the rights of creditors generally.

5.4          Execution, Delivery and Performance.  Neither the execution and delivery of this Agreement, and the other documents, instruments and agreements contemplated hereby by Purchaser, nor the consummation of the transactions contemplated hereby and thereby, nor the compliance by Purchaser with any of the provisions hereof and thereof, will:

5.4.1       conflict with or result in any breach of any provision of the organizational documents of Purchaser;

5.4.2       violate any order, writ, injunction, or decree applicable to Purchaser; or

5.4.3       (1) violate or conflict with, or result in a breach of any provision of, (2) constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, (3) result in the termination of, (4) accelerate the performance required by, or (5) result in the creation of any Security Interest upon any of the properties or assets of Purchaser under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, agreement, lease or other instrument or obligation to which Purchaser is a party, or by which Purchaser may be bound or affected.

5.5          Brokerage Fees.  No person or entity is entitled to any brokerage or finder’s fee or any commission from Purchaser with respect to this Agreement or the transactions contemplated hereby on account of any agreement or commitment made by Purchaser.

5.6          Litigation.  There is no action, suit, proceeding or investigation known to Purchaser which is pending or threatened which questions the validity or propriety of this Agreement or any action taken or to be taken by Purchaser in connection with this Agreement.

Section 6.  Certain Additional Covenants.

6.1          Access.   Through the Closing Date, Seller has provided Purchaser and its agents, accountants and legal counsel with reasonable access to the Assets under circumstances reasonably acceptable to the parties. Following the Closing Date, Purchaser shall provide Seller and its agents, accountants and legal counsel with reasonable access to the Assets for purposes of (i) enforcing any right or performing any obligation under this Agreement, (ii) preparing tax returns, and (iii) evaluating, prosecuting and/or defending any legal actions or potential legal actions.

6.2          Payment of Excluded Liabilities.  After the Closing Date, Seller shall pay all Excluded Liabilities promptly and in any event as and when they are due.

6.3          Payments Due to Another Party.  Seller and Purchaser agree that if subsequent to the Closing Date, either party shall receive any payment due to the other party, each shall promptly remit the same to the other, and if either party shall pay any obligation of the other party not assumed by it hereunder, the payment shall be for the account of the party to whom the obligation relates, and such benefited party shall promptly reimburse the other party for any such payment.

6.4          Removal of Assets.     Purchaser shall have a reasonable period of time after the Closing Date to remove the Assets from Seller’s business premises, and Seller shall provide Purchaser with reasonable access to its business premises to remove the Assets.

Section 7.  Nature and Survival of Representations and Warranties; Indemnities.

7.1          Survival of Representations and Warranties and Related Agreements.  All of the terms, conditions, warranties, representations, covenants, indemnities and agreements contained in or made pursuant to this Agreement shall survive the Closing as set forth below, notwithstanding any investigation made by or knowledge of any of the parties to this Agreement or any of their respective successors or assigns. Except as otherwise provided herein, the representations and warranties to the extent not otherwise stated in this Agreement, shall survive the Closing for a period of three (3) years after the Closing Date, provided however that: (i) claims with respect to fraud and breaches of Core Representations shall survive indefinitely; and (ii) in the case of claims relating to litigation, such claims may be brought until the date that the applicable statute of limitations has ended, after giving effect to all tolling periods or extensions to such applicable statutes of limitations available at, or imposed by, law or equity. All representations and warranties shall be binding upon the parties to this Agreement, their successors and assigns.  All covenants of the parties that are to be performed after Closing shall continue and expire in accordance with their respective terms.  If at the end of any of such period or term, a claim has been asserted hereunder and still is pending or unresolved, such period or term shall continue to survive until the claim finally is terminated or otherwise resolved.

7.2          Indemnification Obligations of Seller and the Owners. Seller and Owners jointly and severally agree to indemnify and hold Purchaser and its affiliates, and their respective officers, directors, employees and agents, and their respective heirs, successors and assigns (collectively, the "Purchaser Group"), harmless against, and to reimburse Purchaser Group for any Losses imposed on or incurred by any of the Purchaser Group (a "Purchaser Loss") because of or arising from or related to or in connection with: (i) any breach of any of Seller's or any Owner’s representations or warranties under this Agreement or under any other agreement referred to herein or contemplated hereby to which Seller or any Owner is a signatory; (ii) any failure to perform or violation of any agreement or covenant on the part of Seller or any Owner under this Agreement or under any other agreement referred to herein or contemplated hereby to which Seller or any Owner is a signatory; (iii) any Excluded Liabilities; and (v) any and all actions, suits, proceedings, demands, assessments, judgments, out-of-pocket costs and reasonable attorneys' fees (in preparation, at trial and on appeal) of any nature incident to the foregoing.

7.3          Indemnification Obligations of Purchaser.   Purchaser agrees to indemnify and hold Seller and Owners and their affiliates, and their respective officers, directors, employees and agents, and their respective heirs, successors and assigns (collectively, the "Owner Group"), harmless against, and to reimburse Owner Group for any Losses imposed on or incurred by any of the Owner Group (an "Owner Loss") because of or arising from or related to or in connection with: (i) any breach of any of Purchaser’s representations or warranties under this Agreement or under any other agreement referred to herein or contemplated hereby to which Purchaser is a signatory; (ii) any failure to perform or violation of any agreement or covenant on the part of Purchaser under this Agreement or under any other agreement referred to herein or contemplated hereby to which Purchaser is a signatory; (iii) any Assumed Liabilities; and (v) any and all actions, suits, proceedings, demands, assessments, judgments, out-of-pocket costs and reasonable attorneys' fees (in preparation, at trial and on appeal) of any nature incident to the foregoing.

7.4          Indemnification Procedure.

7.4.1       Any party claiming indemnification under this Section 8 (the “Claimant”) must deliver (by courier or registered or certified mail, postage prepaid) to the party from whom indemnity is sought (the “Indemnitor”) written notice (an “Indemnity Notice”) of any claim under this Section 8 (an “Indemnification Claim”) reasonably promptly after Claimant becomes aware of its existence. Upon the written request of Indemnitor, Claimant must furnish to Indemnitor copies of any documents specifically requested that directly relate to any Indemnification Claim and are in the possession or control of Claimant.  If any such Indemnification Claim relates to a claim against Claimant by a third person or entity, Indemnitor will have the right to negotiate, defend and/or settle such claim; provided, however, that the Indemnitor will pay any and all losses, costs, damages, claims, liabilities, or expenses relating to such negotiation, defense, or settlement.

7.4.2       Within forty-five (45) days after the receipt of an Indemnity Notice, Indemnitor may dispute the validity of an Indemnification Claim by delivering written notice (by courier or registered or certified mail, postage prepaid) of its dispute to Claimant (a “Dispute Notice”).  If Indemnitor does not dispute the Indemnification Claim by delivering such a Dispute Notice, then it must pay to Claimant the amount of damage, loss, cost or expense set forth in the Indemnity Notice (including any reasonable fees and disbursements of Claimant or its agents as set forth therein). If Indemnitor disputes the Indemnification Claim by timely delivering a Dispute Notice, then no parties will commence any action or proceeding in connection with the disputed Indemnification Claim for a period of ninety (90) days after receipt of the Dispute Notice and will negotiate in good faith and with reasonable diligence during such period to settle or compromise the disputed Indemnification Claim. If the parties are unable to resolve such dispute within such 90-day period, Claimant shall be entitled to enforce such Indemnification Claim by exercising all legal rights and remedies available to Claimant, including, without limitation, by commencing an action or proceeding to enforce such Indemnification Claim.

7.5          Nonexclusive Remedy.   The indemnification provisions in this Agreement shall not be deemed to preclude the exercise of any other rights or the pursuit of any other remedies for the breach of this Agreement or with respect to any misrepresentations or breaches of representations, warranties or covenants contained in this Agreement.

Section 8.  Miscellaneous.

8.1          Assignment.  This Agreement shall not be assignable by any of the parties without the prior written consent of the other parties, and any such assignment purported to be made without such consent shall be null and void. This Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns.

8.2          Expenses.  Except as otherwise provided in this Agreement, each party to this Agreement shall pay any and all fees and expenses that such party may incur in connection with the negotiation, execution and Closing of the transactions contemplated by this Agreement.

8.2          Amendment and Waiver.  This Agreement cannot be altered or otherwise amended except pursuant to a writing signed by each of the parties hereto. No provision of this Agreement may be waived unless in a writing signed by the party against whom enforcement of the waiver is sought, and waiver of any one provision of this Agreement shall not be deemed to be a waiver of any other provision.

8.4          Notices.  Any and all notices or other communications required or permitted by this Agreement or by law to be served on or given to any party hereto by any other party hereto shall be, unless otherwise required by law, in writing and deemed duly served and given when actually received either (i) in an electronic form readable by the recipient, or (ii) when delivered by facsimile, or (iii) when delivered by hand, by recognized express delivery services or via the United States mail, certified or registered, return, receipt requested, postage prepaid, addressed as follows, or at such different address as such party shall have theretofore advised the other parties in writing:

If to Purchaser:

Hocks Acquisition Corporation
100 Commerce Boulevard
Cincinnati, Ohio 45140
Attention:  Lalit Dhadphale, President
Fax: 513.354.2683
lalitd@hwareh.com

and a copy to:

Kohnen & Patton LLP
201 East Fifth Street
Suite 800
Cincinnati, Ohio 45202
Attention:  Mark J. Zummo, Esq.
Fax: 513.381.5823
mzummo@kplaw.com

If to Seller or Owners:

Dominic J. Bartone
535 South Dixie Drive
Vandalia, Ohio 45377

and a copy to:

Shipman, Dixon & Livingston Co., L.P.A.
215 West Water Street
Troy, Ohio 45373
Attn:     Robert Johnston, Esq.

8.5          Counterparts.  This Agreement may be executed in more than one counterpart which shall, in the aggregate, be deemed to be the original instrument and agreement between the parties, and copies signed and transmitted electronically in a form readable by the recipient or by facsimile are as binding as if the original was signed in person.

8.6          Further Assurances.  Each party agrees to execute and deliver all such other documents and to take all such other actions as another party may reasonably request from time to time in order to fully implement the provisions and purposes of this Agreement.

8.7          Construction of Agreement.  Any rule or provision of law which provides that a contract or agreement shall be construed against the author of the contract or agreement shall not apply to this Agreement, and the documents contemplated by this Agreement.

8.8          Governing Law.  This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Ohio, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Ohio.

8.9          Jurisdiction; Service of Process.  Any legal proceeding (“Proceeding”) arising out of or relating to this Agreement or the Acquisition may be brought in the courts of the State of Ohio, County of Hamilton, or if it has or can acquire jurisdiction, in the United States District Court for the Southern District of Ohio, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the Proceeding shall be heard and determined only in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement or the Acquisition in any other court.  The parties agree that either or both of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum.  Process in any Proceeding referred to in the first sentence of this section may be served on any party anywhere in the world.

8.10        Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

(Signatures appear on following page)

IN WITNESS WHEREOF, the parties have executed this Asset Purchase Agreement effective as of the day and year first above written.

HOCKS ACQUISITION CORPORATION

By:	/s/ Lalit Dhadphale

Name:	Lalit Dhadphale

Title:	President

HOCKS PHARMACY, INC.

By:	/s/ Dominic Bartone	/s/ Dominic Bartone
DOMINIC BARTONE

Name:	Dominic Bartone
/s/ Deborah Bartone
DEBORAH BARTONE
Title:	President

/s/ Michael Nardini
MICHAEL NARDINI

TABLE OF SCHEDULES AND EXHIBITS

Schedules

1.13	Purchased Inventory
1.15	Tangible Personal Property
2.5.2	Allocation of Purchase Price
4.1.1	Seller Organizational Information
4.1.2	Seller Capitalization
4.10	Seller Consents